                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )(1)
                                         ------

                        Western Staff Services, Inc.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               959586 10 8
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / / (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 5 Pages

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CUSIP No. 959596 10 8                  13G                 Page 2 of 5 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Stover Charitable Lead Annuity Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     695,589
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      Not applicable.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  695,589
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  Not applicable.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     695,589
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.77% as of December 31, 1997
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     00
-------------------------------------------------------------------------------

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CUSIP No. 959596 10 8                  13G                 Page 3 of 5 Pages


ITEM 1(a).  NAME OF ISSUER
            Western Staff Services, Inc.
-------------------------------------------------------------------------------


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            301 Lennon Lane, Walnut Creek, California 94598
-------------------------------------------------------------------------------


ITEM 2(a).  NAME OF PERSON(S) FILING
            The Stover Charitable Lead Annuity Trust
-------------------------------------------------------------------------------


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            301 Lennon Lane, Walnut Creek, California 94598
-------------------------------------------------------------------------------


ITEM 2(c).  CITIZENSHIP
            United States
-------------------------------------------------------------------------------


ITEM 2(d).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(e).  CUSIP NUMBER
            959586 10 8
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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CUSIP No. 959596 10 8                  13G                 Page 4 of 5 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Disclaimed as to all 695,589
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        6.77%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              695,589
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              Not applicable.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              695,589
              -----------------------------------------------------------------

         (iv) shared power to dispose or to direct the disposition of
              Not applicable.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No. 959596 10 8                  13G                 Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       February 12, 1998
                                       ----------------------------------------
                                       (Date)
                                       W. Robert Stover /s/ W. Robert Stover
                                       Trustee, The Stover Charitable Lead
                                       ----------------------------------------
                                       (Signature)
                                       Annuity Trust
                                       ----------------------------------------
                                       (Name/Title)